                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                            NIPSCO Industries, Inc.
.............................................................................
               (Name of Registrant as Specified In Its Charter)

                             Richard M. Schumacher
..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/
         .......................................................................

      4) Proposed maximum aggregate value of transaction:
         .......................................................................

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
         ......................................................

      2) Form, Schedule or Registration Statement No.:
         ......................................................

      3) Filing Party:
         ......................................................

      4) Date Filed:
         ......................................................


Notes:

LOGO
- --------------------------------------------------------------------------------

                          NOTICE OF ANNUAL MEETING
                                                                  March 11, 1994
To the Holders of Common Shares of
NIPSCO Industries, Inc.:

  The annual meeting of the shareholders of NIPSCO Industries, Inc. (the Company), will be held at the Century Center, 120 South St. Joseph Street, South Bend, Indiana, on Wednesday, April 13, 1994, at 10 a.m., Eastern Standard Time, for the following purposes:
  (1) to elect three members of the Board of Directors, each for a term of three years;
  (2) to consider and vote upon approval of the Company's 1994 Long-Term Incentive Plan (the "1994 Incentive Plan"); and
  (3) to transact any other business that may properly come before the meeting or any adjournment or adjournments thereof.
  Shareholders of record on February 22, 1994, will be entitled to vote at the meeting. The stock transfer books will not close.
  The Company has approximately 40,800 common shareholders of record. In order that there may be proper representation at the meeting, each shareholder is requested to vote, sign and mail the enclosed proxy at once. If sufficient proxies are not obtained, an adjournment will be necessary. Please help avoid the expense and delay of adjourning the meeting by mailing your proxy promptly. Shareholders attending the meeting may vote in person and in such cases proxies they have signed will not be voted.
  In order to facilitate arrangements for the meeting, we would like to know in advance how many shareholders expect to attend in person. If you plan to attend, please indicate in the space provided on the proxy card.
  Please Vote, Date, Sign and Return the Enclosed Proxy Promptly.

                                                       LOGO
                                                  Nina M. Rausch
                                                    Secretary

                                PROXY STATEMENT

  THE ACCOMPANYING PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND IS REVOCABLE BY THE SHAREHOLDER. The common shares, no par value of the Company ("Common Shares") represented by the proxies will be voted as directed, but in the absence of direction, proxies will be voted for the nominees and for approval of the 1994 Incentive Plan. The proxy statement and form of proxy are first being sent to shareholders on March 11, 1994. The expense of this solicitation will be borne by the Company. It is intended that the original solicitation of proxies by mail and a reminder letter may be supplemented by telephone, telegraph and personal solicitation by officers and regular employees of the Company or its subsidiaries. In addition, the Company has retained Morrow & Co., Inc., for a fee of $8,000 plus reimbursement of expenses, to aid in the solicitation of proxies. Requests will also be made of brokerage houses and other nominees and fiduciaries to forward proxy material at the expense of the Company to the beneficial owners of stock held of record by such persons.

  All of a shareholder's shares registered in the same name, including those held for the shareholder as a participant in the Company's Automatic Dividend Reinvestment and Share Purchase Plan, will be represented on one proxy. The only exceptions are shares held for employees of the Company and its subsidiaries in the Tax Deferred Savings Plans, for which each affected employee will receive a separate proxy.

  Proxies may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation of proxies may be accomplished by delivering an instrument of revocation or a duly executed proxy bearing a later date to the Secretary of the Company or by attending the meeting and voting in person. Attendance at the meeting will not in and of itself revoke a proxy.

  If you are planning to attend the meeting in person, please indicate in the space provided on the proxy card, so that the Company may facilitate arrangements.

VOTING SECURITIES--

  The close of business on February 22, 1994, is the date for the determination of the number of shares outstanding and of shareholders entitled to notice of and to vote at the meeting. As of February 22, 1994, the Company had issued and outstanding 65,602,001 Common Shares owned by approximately 40,800 shareholders of record. Each common share is entitled to one vote upon each matter voted upon.

  A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding Common Shares, represented in person or by proxy, will constitute a quorum of shareholders at the Annual Meeting. The judges will determine whether or not a quorum is present and will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

  A plurality vote of the shares represented at the meeting is required to elect a director. The 1994 Incentive Plan will be approved if the votes cast favoring the plan exceed the votes cast opposing the plan. Votes cast by proxy or in person at the meeting will be tabulated by the judges of election appointed for the meeting. For purposes of determining the approval of the matters submitted to the holders of Common Shares for a vote, abstentions will not be considered.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES FOR ELECTION AS DIRECTORS--

  The Company's Board of Directors is composed of nine directors who are divided into three classes. One class is elected each year for a term of three years. Upon recommendation of the Nominating and Compensation Committee, the Board of Directors has nominated for reelection as directors Arthur J. Decio, Gary L. Neale and Robert J. Welsh, Jr., each for a term of three years. The Board of Directors does not anticipate that any of the nominees will be unable to serve, but if such a situation should arise the proxies will be voted in accordance with the best judgment of the person or persons acting thereunder.

  The following chart gives information about nominees (who have consented to being named in the proxy statement and to serve if elected) and incumbent directors. The dates shown for service as a director include service as a director of Northern Indiana Public Service Company (Northern Indiana), prior to the March 3, 1988 share exchange with the Company. All of the Company's current directors are also the directors of Northern Indiana, now a wholly-owned subsidiary of the Company.

                 NAME, AGE AND PRINCIPAL OCCUPATIONS                   HAS BEEN
                   FOR PAST FIVE YEARS AND PRESENT                     DIRECTOR
                          DIRECTORSHIPS HELD                            SINCE
                 -----------------------------------                   --------
NOMINEES FOR TERMS TO EXPIRE IN 1997
 Arthur J. Decio, 63--Chairman of the Board and Chief Executive
  Officer and Director of Skyline Corporation, Elkhart, Indiana, a
  manufacturer of manufactured housing and recreational vehicles......   1991
 Gary L. Neale, 54--Chairman, President and Chief Executive Officer of
  the Company and of Northern Indiana since March 1, 1993; prior thereto, Executive Vice President of the Company, and President and
  Chief Operating Officer of Northern Indiana. Prior to August 15,
  1989, Mr. Neale was Chairman, President and Chief Executive Officer
  of Planmetrics, Inc., a consulting and computer software firm.
  Mr. Neale is also a director of Modine Manufacturing Company........   1991

                 NAME, AGE AND PRINCIPAL OCCUPATIONS                   HAS BEEN
                   FOR PAST FIVE YEARS AND PRESENT                     DIRECTOR
                          DIRECTORSHIPS HELD                            SINCE
                 -----------------------------------                   --------
NOMINEES FOR TERMS TO EXPIRE IN 1997--(CONTINUED)
 Robert J. Welsh, Jr., 58--President and Chief Executive Officer of
  Welsh Oil, Inc., Merrillville, Indiana, a marketer of petroleum products through convenience stores and travel centers. Mr. Welsh is
  also a director of NBD Indiana, Inc., Indianapolis..................   1988
DIRECTORS WHOSE TERMS EXPIRE IN 1995
 Steven C. Beering, 61--President of Purdue University, West
  Lafayette, Indiana.
  Dr. Beering is also a director of Arvin Industries, Inc., American
  United Life
  Insurance Company, Eli Lilly and Company and Space Industries
  International, Inc..................................................   1986
 Ernestine M. Raclin, 66--Chairman of the Board, 1st Source
  Corporation, a bank holding company, and 1st Source Bank, South
  Bend, Indiana which is located in North Central Indiana.............   1983
 Denis E. Ribordy, 64--Retired President of Ribordy Drugs, Inc.,
  Merrillville, Indiana, a retail drugstore chain. Mr. Ribordy is also
  a director of Mercantile National Bank of Indiana...................   1981
DIRECTORS WHOSE TERMS EXPIRE IN 1996
 Ian M. Rolland, 60--Chairman and Chief Executive Officer of Lincoln
  National Corporation, Fort Wayne, Indiana, an insurance and financial services firm since January 1, 1992 (previously President and Chief Executive Officer) and Chairman and Chief Executive
  Officer of The Lincoln National Life Insurance Company.
  Mr. Rolland is also a director of Lincoln National Corporation,
  Tokheim Corporation, Norwest Corporation and Norwest Bank Fort
  Wayne, N.A..........................................................   1978
 Edmund A. Schroer, 66--Consultant to the Company; retired March 1,
  1993 as Chairman, President and Chief Executive Officer of the
  Company and Chairman and Chief Executive Officer of Northern
  Indiana. Mr. Schroer is also a director of Harris Bankcorp, Inc.,
  Harris Trust and Savings Bank and Bankmont Financial Corp...........   1977
 John W. Thompson, 44--IBM Vice President and General Manager --
  Marketing, IBM United States, White Plains, New York. IBM is a
  worldwide corporation, whose offerings include services, software, systems, products and technologies.
  Mr. Thompson is a director of IBM Credit Corporation. ..............   1993

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS--

  The Board of Directors of the Company met ten times during 1993. The Board has the following six standing committees: the Executive Committee, the Audit Committee, the Nominating and

Compensation Committee, the Environmental Affairs Committee, the Public Affairs and Employment Committee and the Corporate Governance Committee.

  During 1993, each director attended at least 92% of the combined total number of the Company's Board meetings and the meetings of the respective committees on which each was a member.

  The Executive Committee has the authority to act on behalf of the Board at such times as is reasonably necessary when the Board is not in session. The Committee did not meet in 1993. Mr. Neale is Chairman and Messrs. Rolland, Ribordy, Decio and Welsh are members of the Committee.

  The Audit Committee met five times in 1993. The Committee has reviewed and made recommendations to the Board with respect to the engagement of the independent public accountants, both for 1993 and 1994, and the fees relating to audit services and other services performed by them. The Committee meets with the independent public accountants and officers responsible for Company financial matters. Members of the Committee in 1993 were Mr. Rolland, Chairman, and Messrs. Decio, Schroer, and Thompson.

  The Nominating and Compensation Committee met four times in 1993. The Committee advises the Board with respect to nominations of Directors and the salary, compensation and benefits of directors and officers of the Company. Mr. Ribordy was Chairman of the Committee, and Dr. Beering, Mrs. Raclin and Mr. Welsh were members during 1993. The Committee considers nominees for Directors recommended by shareholders. The Company's By-laws require that shareholders who desire to nominate a person for election as a director at the 1995 annual meeting must deliver a written notice to the Secretary of the Company by November 14, 1994. The notice of nomination must set forth (i) the name, age and address of each nominee proposed, (ii) the principal occupation or employment of the nominee, (iii) the number of Company Common Shares beneficially owned by the nominee, and (iv) such other information concerning the nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of the nominee. The nomination notice must also include the nominating shareholder's name and address and the number of Common Shares beneficially owned by the shareholder. The shareholder must also furnish the signed consent of the nominee to serve as a director, if elected.

  The Environmental Affairs Committee met twice during 1993. The Committee reviews the status of environmental compliance of the Company, and considers Company public policy issues. Members of the Committee in 1993 were Mr. Welsh, Chairman, Dr. Beering, and Messrs. Decio and Schroer.

  The Public Affairs and Employment Committee met once in 1993. The Committee advises the Board regarding charitable and political contributions, employment policies, shareholder proposals concerning matters of general public interest and consumer and utility industry related issues. Members of the Committee in 1993 were Mrs. Raclin, Chairman, and Messrs. Rolland, Ribordy and Thompson.

  The Corporate Governance Committee met once in 1993. The Committee consists of all members of the Board who are not also officers. The Committee meets once a year to evaluate/advise the Board regarding the performance of the Board of Directors and each of its members and the nature and amount of information flowing between the Board, management and shareholders. Mr. Rolland was Chairman of the Committee in 1993.

COMPENSATION OF DIRECTORS--

  Each director who is not receiving a salary from the Company is paid $15,000 per year, $3,000 annually per standing committee on which the director sits, $1,000 annually for each committee chairmanship, $750 for each Board meeting attended, and $750 per committee meeting attended. Each director of the Company who is also a director of any Company subsidiary, including Northern Indiana, does not receive compensation for services as a director of such Company subsidiary. Under a deferred compensation arrangement, directors may have their fees deferred in the current year and credited to an interest-bearing account or to a phantom stock account for payment in the future.

  The Company's Nonemployee Director Retirement Plan provides a retirement benefit for each nonemployee director of the Company who has completed at least five years of service on the Board. The benefit will be the annual retainer for Board service in effect at the time of the Director's retirement from the Board, to be paid for the lesser of ten years or the number of years of service as a nonemployee director of the Company.

  The Company's Nonemployee Director Stock Incentive Plan provides for grants of restricted Common Shares to nonemployee directors of the Company. Initial grants were made in 1992, following shareholder approval of the plan, at the level of 250 shares for each year of service as a director, and 1,000 shares to each director elected or reelected. A grant of 1,000 shares each will be made in the future to each person, other than an employee of the Company, who is elected or reelected as a director of the Company. The grants of restricted shares vest in 20% annual increments, with full vesting five years after the date of award.

  An Agreement with Mr. Schroer, as amended by the Board of Directors on October 24, 1990, provides that, for a period of three years beginning March 1, 1993, he is to be engaged by the Company as an independent consultant for an annual fee of $200,000. In the event of death during the term of the consulting contract, his survivor is entitled to such fees for the remainder of the three year term. The Agreement provides for severance payments equal to amounts remaining due for the consulting period in the event the consulting agreement is terminated at any time by the Company (other than for Good Cause) or due to death or disability, or if Mr. Schroer voluntarily terminates the agreement with Good Reason.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

  The Company is aware of the following beneficial owner of more than 5% of its Common Shares, as of December 31, 1993.

    NAME AND ADDRESS OF                AMOUNT AND NATURE OF              PERCENT
      BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP              OF CLASS
    -------------------                --------------------              --------
Franklin Resources, Inc.          4,317,700 shares total;                  6.6%
 777 Mariners Island Blvd.        includes 4,317,300 shares with
 San Mateo, CA 94404              sole voting power and 400
                                  shares with shared voting
                                  power.(/1/)

- --------
(/1/As)reported in a statement on Schedule 13G filed by such person with the Securities and Exchange Commission.

  The following table sets forth information as to the beneficial ownership of Common Shares, as of January 31, 1994, for each of the named directors, nominees for director and executive officers, and for all directors and executive officers as a group.

      NAME OF                                            AMOUNT AND NAME OF
      BENEFICIAL OWNER                                BENEFICIAL OWNERSHIP(/1/)
      ----------------                                --------------------
      Steven C. Beering..............................         2,872
      Arthur J. Decio................................         2,250
      Gary L. Neale..................................        82,996(/2/)
      Ernestine M. Raclin............................         9,402
      Denis E. Ribordy...............................        23,963(/3/)
      Ian M. Rolland.................................         5,910
      Edmund A. Schroer..............................        45,039
      John W. Thompson...............................         1,135
      Robert J. Welsh, Jr............................         4,000
      Stephen P. Adik................................        58,702(/2/)
      John W. Dunn...................................        52,832(/2/)
      William R. Elliott.............................        17,299
      Joseph L. Turner, Jr...........................        48,136(/2/)
      All directors and executive officers as a
       group.........................................       541,866(/2/)

- --------
(/1/The)number of shares owned includes shares held in the Company's Automatic
    Dividend Reinvestment and Share Purchase Plan, the Tax Deferred Savings Plan (the "401(k) Plan"), and restricted shares awarded under the Long-Term Incentive Plan (the "Incentive Plan") and Nonemployee Director Stock Incentive Plan, where applicable. The percentage of Common Shares owned by all directors and officers as a group does not exceed one percent of the Common Shares outstanding.

(/2/The)totals include shares for which the following executive officers have a right to acquire beneficial ownership, within 60 days after January 31, 1994, by exercising stock options granted under the Incentive Plan; Gary L. Neale--50,000 shares; Stephen P. Adik--35,600 shares; John W. Dunn--29,000 shares; Joseph L. Turner, Jr.--30,000 shares; and all executive officers as a group--277,700 shares.
(/3/Mr.)Ribordy disclaims beneficial ownership of 100 shares owned by his wife.

                             EXECUTIVE COMPENSATION

NOMINATING AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION--

  The Nominating and Compensation Committee's (the "Compensation Committee") compensation policy for all executive officers, including the persons who served as Chief Executive Officer of the Company during 1993 and the four other most highly compensated officers of the Company (the "Named Officers"), is designed to relate total compensation (defined as base salary, incentive bonus and long-term, stock-based compensation) to corporate performance. The Compensation Committee has implemented a "pay-for-performance" program which is designed to position the Company's executive compensation competitively, and to ensure corporate performance to create additional shareholder value. The Compensation Committee discusses and considers executive compensation matters, then makes recommendations to the full Board of Directors, which takes the final action on such matters. The Board accepted all of the Compensation Committee's recommendations in 1993.

  The Compensation Committee has engaged an independent, nationally known, compensation consulting firm, Hewitt Associates ("Hewitt"), to advise it and provide surveys of comparative compensation practices for a group of similarly sized electric, gas or combination utility companies approximately half of which are located in the Midwest. The 1992 executive compensation comparative group (for consideration of 1993 compensation) consisted of 26 companies from which data was available to Hewitt and which were believed to be competitors of the Company for executive talent. The comparative compensation group is subject to change if information about any company included in the group is not available, it is determined that the utility companies included in the group are no longer competitors for executive talent, or different utility companies are determined to be competitors. The Company's comparative compensation group is not the same as the corporations which make up the Dow Jones Utilities Index in the Stock Price Performance Graph included in this proxy statement.

  The Compensation Committee considers the surveys provided by Hewitt in determining base salary, incentive bonus and long-term stock-based compensation. The Compensation Committee's philosophy is to set conservative base salaries while providing performance-based variable compensation to allow total compensation to fluctuate according to the Company's earnings. Long-term incentive awards are stock-based (e.g., stock options or restricted stock awards) to emphasize long-term stock price appreciation and the concomitant increased shareholder value. In 1993, total compensation of the executive officers, including the Chief Executive Officer, was targeted at or near the 75th percentile of the comparative compensation group. Total compensation only reaches this goal if the Company meets its target earnings tests and increased stock price objectives. Base salaries of the executive officers, as a group, constituted approximately 50% of total target compensation.

  In establishing Mr. Neale's base salary for 1993, the Compensation Committee reviewed information provided by Hewitt regarding the chief executive officer compensation practices of the comparative compensation group of 26 comparative utilities described above. The Compensation Committee determined to set base salary near the median salary of the comparative group, giving regard to Mr. Neale's proven abilities and record with the Company since joining as Executive Vice President and Chief Operating Officer in 1989. As with the other executive officers, Mr. Neale's total compensation was targeted at about the 75th percentile of the comparative compensation group, if the Company met its targeted financial goals. The result of the Compensation Committee's determination as to Mr. Neale's total compensation package was that approximately 50% of Mr. Neale's total compensation was performance based and at risk, based on the Company's earnings per share and Northern Indiana's pre-tax operating income. The Compensation Committee noted that this compensation would only be realized if specific financial benchmarks were reached by the Company.

  Annual incentive awards for all executive officers are determined in accordance with the 1993 Senior Management Incentive Plan (the "Bonus Plan"). The Bonus Plan sets forth a formula established at the beginning of each fiscal year by the Compensation Committee for awarding incentive bonuses, based upon the Company's financial performance. In 1993, the formula was based upon both the Company's earnings per share and the pre-tax operating income of Northern Indiana. The weighting of the formula for awarding the Chief Executive Officer's bonus was as follows: 80% on the Company's earnings per share and 20% on Northern Indiana's pre-tax operating income at threshold and target levels; and 75% on the Company's earnings per share and 25% on pre-tax operating income at the maximum bonus level. The bonus for the Named Officers (other than the Chief Executive Officer) and certain other executive officers was based 75% on the Company's earnings per share and 25% on Northern Indiana's pre-tax income; and the bonus for all other executive officers was based 66 2/3% on the Company's earnings per share and 33 1/3% on Northern Indiana's pre-tax income. Bonuses awarded to the Named Officers (including the Chief Executive Officer) and certain other executive officers are based on overall corporate financial performance, rather than individual performance of the executive. In the case of all other executive officers, individual performance can reduce an incentive bonus that would otherwise be payable under the Bonus Plan.

  The Bonus Plan has threshold, target and maximum bonus levels. Executive officers are not eligible to receive a bonus if the threshold level is not reached. Each of the executive officers is eligible to receive the following percentages of base salary as a bonus if the threshold, target and maximum levels are attained, as follows:

                                                        THRESHOLD TARGET MAXIMUM
                                                        --------- ------ -------
   Chief Executive Officer............................      25%     50%     60%
   Named Officers and Certain Other Executive Officers
    ..................................................      20%     40%     60%
   All Other Executive Officers.......................      15%     30%     45%

The percentage bonus opportunity levels have remained constant since inception of the Bonus Plan in 1990; however, the required financial performance levels of the Company necessary to attain the threshold, target and maximum bonus levels have been increased annually.

  Executive officers are also eligible to receive awards under the Company's Incentive Plan. Under the Incentive Plan, stock options, stock appreciation rights, performance units, restricted stock awards and supplemental cash payments may be awarded. Only stock options were awarded in 1993. Base salaries of the executive officers, awards under the Incentive Plan, and the Company's total compensation target are considered in establishing long-term incentive awards. Options granted to executive officers are valued using the Black-Scholes option pricing model at the time of grant for purposes of determining the number of options to be granted to reach total target compensation. In 1993, the Chief Executive Officer was granted options based on these considerations. The compensation value of stock options depends on actual stock price appreciation.

  The Compensation Committee recommended that the Board of Directors approve the 1994 Incentive Plan. Approval of the 1994 Incentive Plan by the shareholders of the Company will enable the Compensation Committee to implement a policy which would permit the Company to deduct compensation paid to certain executive offices thereunder under the recently enacted provisions of Section 162(m) of the Internal Revenue Code (the "Code").

  The Compensation Committee believes that its overall executive compensation program has been successful in providing competitive compensation sufficient to attract and retain highly qualified executives, while at the same time encouraging increased performance from the executive officers which creates additional shareholder value.

                                           Nominating and Compensation
                                            Committee

                                           Denis E. Ribordy, Chairman
                                           Steven C. Beering
                                           Ernestine M. Raclin
                                           Robert J. Welsh, Jr.

January 28, 1994

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph compares the yearly change in the Company's cumulative total shareholder return on Common Shares, during the years 1988 through 1993, with the cumulative total return on the Standard & Poor's 500 Stock Index and the Dow Jones Utilities Average, assuming the investment of $100 on December 31, 1988 and the reinvestment of dividends.


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
          AMONG NIPSCO, S&P 500 INDEX AND DOW JONES UTILITIES AVERAGE


Measurement Period                          S&P          D J UTIL.
(Fiscal Year Covered)        NIPSCO         500 INDEX    AVERAGE
- -------------------          ----------     ---------    ----------
Measurement Pt-
12/31/88                     $100           $100         $100
FYE 12/31/89                 $146.82        $131.60      $135.53
FYE 12/31/90                 $151.67        $127.56      $129.38
FYE 12/31/91                 $218.05        $166.34      $149.02
FYE 12/31/92                 $235.78        $179.00      $155.02
FYE 12/31/93                 $305.33        $197.00      $169.98

COMPENSATION OF EXECUTIVE OFFICERS--

  Summary. The following table sets forth all annual and long-term compensation for the years 1993, 1992 and 1991 paid to the Named Officers. The compensation shown includes all compensation paid for services to the Company and its subsidiaries, including Northern Indiana.

                           SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                   ANNUAL COMPENSATION        COMPENSATION
                                -------------------------- ------------------
                                                                 AWARDS
                                                           ------------------
                                                                      SECU-
                                                   OTHER              RITIES    ALL
                                                   ANNUAL  RESTRICT-  UNDER-   OTHER
                                                  COMPEN-  ED STOCK   LYING   COMPEN-
  NAME AND PRINCIPAL             SALARY   BONUS    SATION  AWARD(S)  OPTIONS/  SATION
       POSITION            YEAR   ($)    ($)(/1/) ($)(/2/) ($)(/3/)  SARS(#)  ($)(/4/)
  ------------------       ---- -------- -------- -------- --------- -------- --------
Gary L. Neale, Chair-
 man,                      1993 $400,000 $206,000 $ 1,475  $      0   25,000   10,479
 President and Chief       1992  275,000   91,658     656         0   10,000    5,560
 Executive Officer(/5/)    1991  275,000  122,000       0   345,000   15,000    4,330
Edmund A. Schroer,         1993   70,834   38,604  73,625         0        0      481
 Chairman, President
  and                      1992  425,000  141,653     233         0        0      969
 Chief Executive Offi-
  cer(/5/)                 1991  425,000  204,000       0   345,000   25,000        0
Stephen P. Adik,           1993  185,000   87,875     476         0    8,000    2,877
 Senior Vice President and 1992  185,000   49,340     871         0    6,000    2,294
 Chief Financial Offi-
  cer                      1991  185,000   72,150       0   172,500    9,000    1,186
William R. Elliott,        1993  157,000   74,575   1,057         0    8,000    4,626
 Vice President            1992  157,000   41,872     316         0    6,000    3,136
                           1991  157,000   61,230       0   172,500    9,000    1,683
Joseph L. Turner, Jr.,     1993  157,000   74,575   1,028         0    8,000    2,263
 Vice President            1992  157,000   41,872     583         0    6,000    2,519
                           1991  157,000   61,230       0   172,500    9,000    1,905
John W. Dunn,              1993  157,000   74,575     834         0    8,000      951
 Senior Vice President     1992  157,000   41,872     435         0    6,000    1,219
                           1991  157,000   61,230       0   172,500    9,000    1,065

- --------
(/1/All)bonuses are paid pursuant to the Bonus Plan. The Bonus Plan is designed to supplement a conservative base salary with incentive bonus payments if target earnings objectives are attained. The target aggregate payout for the Bonus Plan for the Named Officers was $497,817, and the maximum aggregate payout for the Named Officers was $676,100. See "Nominating and Compensation Committee Report on Executive Compensation."

(/2/In)accordance with the applicable Securities and Exchange Commission rules, the amounts shown for each of the Named Officers (other than Mr. Schroer) do not include perquisites and other personal benefits, as the amount of such benefits is less than 10% of each Named Officer's total salary and bonus. The compensation reported in 1993 for Mr. Schroer represents amounts paid in lieu of unused vacation, $71,923 (paid in accordance with the Company's typical retirement policies); financial advisory services, $550; and the value of personal use of a Company car, $825.
(/3/Restricted)shares are valued at the closing market price as of date of grant. Except as described below, restrictions on shares awarded during 1991 lapse five years from the date of grant and become up to 100% vested based on the amount of appreciation of the Company's Common Share price during the 5-year restriction period. Restricted shares are prorated in the event of retirement, death or disability during the restriction period. There is a 2-year holding period for the shares after the restrictions lapse. Pursuant to the Change in Control and Termination Agreement between the Company and Mr. Schroer, 35,500 of Mr. Schroer's shares vested in whole at his retirement on March 1, 1993, and 15,000 shares vested on that date based on stock price appreciation. Restricted shares held (assuming 100% vesting) and aggregate market value at December 31, 1993 (based on the average of the high and low prices as reported in The Wall Street Journal on that date) were as follows: Mr. Neale, 30,000 shares valued at $982,500; Mr. Schroer, 0 shares; Messrs. Adik, Elliott, Turner and Dunn, 15,000 shares each valued at $491,250. Dividends on the restricted shares are paid to the Named Officers.
(/4/For)1993, the compensation reported represents Company contributions to the 401(k) Plan and the dollar value of the remainder of the premiums paid by the Company on behalf of the Named Officer (the "premium value") and the cost of the term life insurance coverage under the Company's Supplemental Life Insurance Plan, a split-dollar life insurance plan: Mr. Neale--$854 401(k) Plan, $8,797 premium value, and $828 term insurance cost; Mr. Schroer--$481 401(k) Plan; Mr. Adik--$998 401(k) Plan, $1,542 premium value, and $337 term insurance cost; Mr. Elliott--$999 401(k) Plan, $2,986 premium value, and $641 term insurance cost; Mr. Turner, Jr.--$1,217 premium value, and $1,046 term insurance cost; and Mr. Dunn--$653 premium value, and $298 term insurance cost.
(/5/Mr.)Schroer retired as Chairman, President and Chief Executive Officer of the Company on March 1, 1993. Mr. Neale became Chairman, President and Chief Executive Officer on that date.

  Option Grants in 1993. The following table sets forth grants of options to purchase Common Shares of the Company made during 1993 to the Named Officers. No stock appreciation rights were awarded during 1993.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                           INDIVIDUAL GRANTS
- -----------------------------------------------------------------------
                         NUMBER OF   PERCENT OF
                         SECURITIES    TOTAL
                         UNDERLYING   OPTIONS/
                          OPTIONS/  SARS GRANTED
                            SARS    TO EMPLOYEES EXERCISE OR            GRANT DATE
                          GRANTED    IN FISCAL   BASE PRICE  EXPIRATION  PRESENT
NAME                      (#)(/1/)      YEAR     ($/SH)(/2/)    DATE    VALUE(/3/)
- ----                     ---------- ------------ ----------- ---------- ----------
Gary L. Neale...........   25,000       8.7%       $33.19    08/24/2003  $128,000
Edmund A. Schroer.......        0
Stephen P. Adik.........    8,000       2.8%        33.19    08/24/2003    40,960
William R. Elliott......    8,000       2.8%        33.19    08/24/2003    40,960
Joseph L. Turner, Jr....    8,000       2.8%        33.19    08/24/2003    40,960
John W. Dunn............    8,000       2.8%        33.19    08/24/2003    40,960

- --------
(/1/All)options granted in 1993 are fully exercisable commencing one year from the date of grant. Vesting may be accelerated as a result of certain events relating to a change in control of the Company. The exercise price and tax withholding obligation related to exercise may be paid by delivery of already owned Common Shares or by reducing the number of Common Shares received on exercise, subject to certain conditions.
(/2/All)options were granted at the average of high and low prices as reported in The Wall Street Journal on the date of grant.
(/3/Grant)date present value is determined using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model were as follows: volatility: 12.936% (calculated using daily Common Share prices for the twelve-month period preceding the date of grant), risk-free rate of return: 5.68% (the rate for a ten-year U.S. treasury), dividend yield: $1.32, option term: ten years, vesting: 100% one year after date of grant, and turnover: 4% (the number of options never exercised as a result of termination of employment not resulting from death, disability or retirement). No assumptions relating to non-transferability or risk of forfeiture were made. Actual gains, if any, on option exercises and Common Shares are dependent on the future performance of the Company's Common Shares and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

  Option Exercises in 1993. The following table sets forth certain information concerning the exercise of options or stock appreciation rights ("SARs") during 1993 by each of the Named Officers and the number and value of unexercised options and SARs at December 31, 1993.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                NUMBER OF SECURITIES
                          SHARES               UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                         ACQUIRED                   OPTIONS/SARS            IN-THE-MONEY OPTIONS/SARS
                            ON     VALUE       AT FISCAL YEAR-END (#)         AT FISCAL YEAR-END ($)
                         EXERCISE REALIZED ------------------------------ ------------------------------
NAME                       (#)      ($)    EXERCISABLE UNEXERCISABLE(/1/) EXERCISABLE UNEXERCISABLE(/2/)
- ----                     -------- -------- ----------- ------------------ ----------- ------------------
Gary L. Neale...........       0  $      0   50,000          25,000        $603,749            0
Edmund A. Schroer.......  65,000   482,811        0               0               0            0
Stephen P. Adik.........       0         0   35,600           8,000         484,399            0
William R. Elliott......  30,000   318,187        0           8,000               0            0
Joseph L. Turner, Jr.          0         0   30,000           8,000         362,247            0
John W. Dunn............   1,000    15,000   29,000           8,000         346,811            0

- --------
(/1/Includes)some SARs granted in tandem with options.
(/2/Represents)the difference between the option exercise price and $32.75, the average of high and low prices of the Company's Common Shares as reported in The Wall Street Journal on December 31, 1993.

PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN--

  The following table shows estimated annual benefits, giving effect to the Company's Supplemental Executive Retirement Plan (as described below), payable upon retirement to persons in the specified remuneration and years-of-service classifications.

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                                    --------------------------------------------
REMUNERATION                           15       20       25       30       35
- ------------                        -------- -------- -------- -------- --------
$200,000........................... $ 79,500 $106,000 $106,000 $116,000 $116,000
 250,000...........................  102,000  136,000  136,000  148,500  148,500
 300,000...........................  124,500  166,000  166,000  181,000  181,000
 350,000...........................  147,000  196,000  196,000  213,500  213,500
 400,000...........................  169,500  226,000  226,000  246,000  246,000
 450,000...........................  192,000  256,000  256,000  278,500  278,500
 500,000...........................  214,500  286,000  286,000  311,000  311,000
 550,000...........................  237,000  316,000  316,000  343,500  343,500
 600,000...........................  259,500  346,000  346,000  376,000  376,000
 650,000...........................  282,000  376,000  376,000  408,500  408,500
 700,000...........................  304,500  406,000  406,000  441,000  441,000
 750,000...........................  327,000  436,000  436,000  473,500  473,500

  The credited years of service for the officers shown in the Summary Compensation table, pursuant to the Supplemental Plan, are as follows: Gary L. Neale--19 years; Edmund A. Schroer--26 years; Stephen P. Adik--15 years; William R. Elliott--21 years; Joseph L. Turner, Jr.--22 years; and John W. Dunn--22 years.

  Upon their retirement, regular employees and officers of the Company and its subsidiaries which adopt the plan (including directors who are also full-time officers) will be entitled to a monthly pension in accordance with the provisions of the Company's pension plan, effective as of January 1, 1945. The directors who are not and have not been officers of the Company are not included in the pension plan. The pensions are payable out of a trust fund established under the pension plan with The Northern Trust Bank, trustee. The trust fund consists of contributions made by the Company and the earnings of the fund. Over a period of years the contributions are intended to result in over-all actuarial solvency of the trust fund. The pension plan of the Company has been qualified as non-discriminatory under Sections 401 and 404 of the Code.

  Pension benefits are determined separately for each participant. The formula for a monthly payment for retirement at age 65 is 1.7% of average monthly compensation multiplied by years of service (to a maximum of 30 years) plus 0.6% of average monthly compensation multiplied by years of service over 30. Average monthly compensation is the average for the 60 consecutive highest-paid months in the employee's last 120 months of service. Covered compensation is defined as wages reported as W-2 earnings plus any salary reduction contributions made under the 401(k) Plan and an amount equivalent to base pay for certain non-compensated periods of authorized leave of absence, minus any amounts paid for unused vacations accrued.

  The Company also has a Supplemental Executive Retirement Plan for officers. Participants in the Plan are selected by the Board of Directors. Benefits from the Plan are to be paid from the general assets of the Company.

  The Supplemental Plan provides the larger of (i) 60% of 5-year average pay less Primary Social Security Benefits (prorated for less than 20 years of service) or 65% of 5-year average pay less Primary Social Security Benefits for participants with at least 30 years of service, or (ii) the benefit formula under the Company's Pension Plan. In either case, the benefit is reduced by the actual pension payable from the Company's Pension Plan. In addition, the Supplemental Plan provides certain disability and pre-retirement death benefits for the spouse of a participant.

CHANGE IN CONTROL AND TERMINATION AGREEMENTS--

  On January 23, 1990 the Board of Directors of the Company authorized Change in Control and Termination Agreements ("Agreements") with Mr. Neale and certain Vice Presidents of the Company, including the Vice Presidents named in the Summary Compensation Table (each such person being an "executive"). The Company believes that these Agreements and related shareholder rights protections are in the best interests of the shareholders, to insure that in the event of extraordinary events, totally independent judgment is enhanced to maximize shareholder value. The Agreements, which are terminable upon three years' notice, provide for the payment of three times then current annual base salary and the continuation of certain employee benefits for a period of 36 months ("Severance Period"), if the executive's employment were terminated within 24 months in the event of certain changes in control of the Company. Based on their 1993 base salaries, the amounts that would be payable to the highest paid executive officers would be as follows: Gary L. Neale--$1,200,000; Stephen P. Adik--$555,000; William R. Elliott--$471,000; Joseph L. Turner, Jr.--$471,000;
and John W. Dunn--$471,000.

  The executive would receive full benefits under any supplemental retirement plan of the Company, offset by amounts paid to the executive from any qualified retirement plans of the Company. All stock options held by the executive would become immediately exercisable upon the date of termination of employment, and the restrictions would lapse on all restricted shares awarded to the executive. If any penalty tax under the Code is imposed on the payment of three times base salary, the Company would increase the payment to the extent necessary to compensate the individual for the imposition of such tax.

  During the Severance Period, the executive and spouse would continue to be covered by applicable health or welfare plans of the Company. If the executive died during the Severance Period, all amounts payable to the executive would be paid to a named beneficiary. No amounts would be payable under the Agreements if the executive's employment were terminated by the Company for Good Cause (as defined in the Agreements).

  The Agreement with Mr. Neale also provides for the same severance payments as above described in the event his employment is terminated at any time by the Company (other than for Good Cause) or due to death or disability, or if he voluntarily terminates employment with Good Reason (as defined in the Agreements).

              PROPOSAL 2--APPROVAL OF THE NIPSCO INDUSTRIES, INC.
                         1994 LONG-TERM INCENTIVE PLAN

GENERAL

  The Board of Directors of the Company has approved, subject to the approval of the shareholders, the NIPSCO Industries, Inc. 1994 Long-Term Incentive Plan (the "1994 Incentive Plan"). The 1994 Incentive Plan is a stock-based compensation plan providing for the grant of incentive stock options ("ISOs") within the meaning of Section 422(b) of the Code, options not intended to be ISOs ("nonqualified stock options"), stock appreciation rights ("SARs"), restricted stock and performance units to officers and other key executives of the Company who are in positions in which their decisions, actions and counsel significantly impact profitability. The 1994 Incentive Plan is intended to recognize the contributions made to the Company by officers and other key executives who make substantial contributions through their loyalty, ability, industry and invention, and to improve the ability of the Company to secure, retain, and motivate such employees upon whom the Company's future earnings depend, by providing such persons with an opportunity to either acquire or increase their proprietary interest in the Company or to receive additional compensation based upon the performance of the Company's Common Shares.

  There are 773,000 Common Shares available for future awards under the current Incentive Plan. The Company intends to continue making awards under the current Incentive Plan until all Common Shares available for award have been awarded. The Company believes it has been able to attract highly qualified personnel in part through the use of the current Incentive Plan, and that it is desirable to have the continued flexibility to attract additional personnel and to retain and reward exceptional performance by a broad range of key employees through continued availability of incentive awards. Approval of the 1994 Incentive Plan would provide the Company with this continued flexibility.

  The 1994 Incentive Plan is intended to satisfy the conditions relating to administration of employee stock plans set forth in Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 16b-3 provides exemptions for officers and directors from the "short swing" profit provisions of Section 16(b) under the Exchange Act with respect to, among other things, the grant of awards under a stock plan.

  The terms and conditions of the 1994 Incentive Plan are also intended to address certain possible limitations on the deductibility of executive compensation under Section 162(m) of the Code, as amended by the Omnibus Budget Reconciliation Act of 1993, which was signed into law on August 10, 1993 (the "Revenue Act"). The Revenue Act limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to the chief executive officer and the four other executive officers named in the summary compensation table of the corporation's proxy statement who are employed by the corporation on the last day of the taxable year. On December 20, 1993, the Internal Revenue Service published proposed regulations interpreting the provisions of Section 162(m). However, certain types of compensation may be excluded from the limitations on deductibility. In order for compensation granted pursuant to the 1994 Incentive Plan to qualify for this exception, the material terms of the compensation to be paid must be disclosed to and approved by shareholders in a separate vote prior to the time such compensation is awarded under the 1994 Incentive Plan. Under the Revenue Act and the proposed regulations, compensation which qualifies as "performance-based" compensation is exempt from the $1 million deductibility limitation. Compensation resulting from the exercise of stock options is deemed to meet the performance-based standard if, among other requirements, the maximum number of options that an individual executive may receive during a specified period is predetermined. Compensation resulting from restricted stock awards and performance units is deemed to meet the performance-based standard if the business criteria on which the performance goal is based and either the maximum amount of compensation to be paid or the formula used to calculate the amount of compensation if the performance goal is attained are predetermined.

  A brief summary of the Plan follows. This summary should be read in conjunction with the Plan, a copy of which is attached to this Proxy Statement as Exhibit A, and which is hereby incorporated by reference herein.

  Shares Subject to Awards. The total number of Common Shares of the Company that may be subject to awards shall be 2,500,000 Common Shares. All awards and Common Shares available under the 1994 Incentive Plan are subject to adjustment in the event of a merger, recapitalization, stock dividend, stock split or other similar change affecting the number of outstanding Common Shares of the Company. Unpurchased shares subject to an option that lapses or terminates without exercise and shares subject to restricted stock awards, but never issued because the conditions of the award were not fulfilled, are available for future awards. Common Shares delivered in lieu of cash payments or withheld by the Company are considered to have been used by the 1994 Incentive Plan and are not available for further option, awards, or such delivery.

  Administration. The 1994 Incentive Plan is administered by the Compensation Committee, which must be composed of two or more directors. All members of the Compensation Committee must satisfy the disinterested administration requirements of Rule 16b-3. No members of the Compensation Committee are eligible to participate in the 1994 Incentive Plan.

  The Compensation Committee has the sole power to administer the 1994 Incentive Plan and to make rules to implement the provisions thereof. Subject to the provisions of the 1994 Incentive Plan, the Compensation Committee's powers include, but are not limited to, determining the officers and employees of the Company and any subsidiaries to whom awards shall be granted, and fixing the size, terms, conditions and timing of all awards. The Compensation Committee is, however, limited in the number of Common Shares subject to options and restricted stock awards that may be granted to certain executive officers of the Company.

  The 1994 Incentive Plan provides that the maximum number of options granted to any person who qualifies as an executive officer named from time to time in the summary compensation table in the Company's annual meeting proxy statement sent to shareholders and who is employed by the Company on the last day of the taxable year (the "SCT Executives"), shall be 25,000 options to purchase Common Shares per year and 250,000 options to purchase Common Shares during the term of the 1994 Incentive Plan.

  The 1994 Incentive Plan further provides that the maximum number of restricted stock awards granted to any SCT Executive shall be 75,000 during the term of the 1994 Incentive Plan and that no more than 25,000 shares of restricted stock may be awarded in any one year, provided, however, that no more than 25,000 shares of restricted stock may be awarded in any three-year period during the term of the 1994 Incentive Plan.

  The 1994 Incentive Plan does not establish the maximum number of performance units that may be awarded to any SCT Executive. If the inclusion of the maximum number of units to be awarded to any SCT Executive is required for a performance unit to qualify as performance-based compensation under Section 162(m) of the Code, the Company's present expectation is to propose an amendment to the 1994 Incentive Plan to shareholders at a subsequent meeting to satisfy such requirements.

  The Compensation Committee retains its discretion as to the timing and amount of particular awards, and in establishing the limitations on the number of options and restricted stock awards that may be granted to SCT Executives, is not obligated to grant options or restricted stock awards equal to either amount within any year, during the term of the 1994 Incentive Plan, or at any other time. The limitations may in each case be adjusted in the event of any stock dividend, recapitalization, stock split or other capital adjustment or any other transaction materially affecting Common Shares, pursuant to Section 3(b) of the 1994 Incentive Plan.

  Eligibility. The Compensation Committee may select as a participant in the 1994 Incentive Plan any executive and managerial employees who are in positions in which their decisions, actions and counsel significantly impact profitability. A Director who is not an employee is not eligible to receive awards under the 1994 Incentive Plan. The determination of who is a participant and the awards to be granted is made on a year-to-year basis. On January 31, 1994, approximately 125 employees were eligible to participate in the 1994 Incentive Plan.

  Stock Options. An ISO or a nonqualified option is the right to purchase, in the future, the Company's Common Shares at a set price. Under the 1994 Incentive Plan, the purchase price of shares subject to any option, which can be either an ISO or a nonqualified option, must be at least 100% of the Fair Market Value of the shares on the date of grant. Fair Market Value is defined as the mean between the high and low prices of the Company's Common Shares on the New York Stock Exchange on the date on which the option is granted. On January 31, 1994, the closing price of the Common Shares on the New York Stock Exchange was $32.

  Each option terminates on the earliest of (a) the expiration of the term, which may not exceed ten (10) years from the date of grant; (b) ninety days after the date the option holder's employment or service terminates for any reason other than disability, death or retirement; or (c) the expiration of three (3) years from the date an option holder's employment or service terminates by reason of such option holder's disability, death or retirement.

  Each option becomes exercisable no earlier than six months after the date of grant and no later than ten years after the date of grant. The Compensation Committee has the discretion to establish the exercise period with respect to each option granted within the foregoing provisions of the 1994 Incentive Plan.

  If an ISO is granted to an employee who then owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, the term of the option will not exceed five (5) years and the exercise price will be at least 110% of the fair market value of the shares on the date that the option is granted.

  An option holder may pay the exercise price for an option (a) in cash, (b) in cash received from a broker-dealer to whom the holder has submitted an exercise notice consisting of a fully endorsed option (however, in the case of a holder subject to Section 16 of the Exchange Act, this payment option shall only be available to the extent such holder complies with Regulation T issued by the Federal Reserve Board), (c) by delivering Common Shares having an aggregate fair market value on the date of exercise equal to the exercise price, (d) by directing the Company to withhold such number of Common Shares otherwise issuable upon exercise of such option having an aggregate fair market value on the date of exercise equal to the exercise price, (e) by such other medium of payment as the Compensation Committee, in its discretion, shall authorize at the time of grant, or (f) by any combination of (a), (b) (c), (d) and (e).

  Each option will be evidenced by a written option agreement containing provisions consistent with the 1994 Incentive Plan and such other provisions as the Compensation Committee deems appropriate. No option granted under the Plan may be transferred, except by will, the laws of descent and distributions or pursuant to a qualified domestic relations order.

  Restricted Stock Awards. A restricted stock award is the grant of a right to receive Common Shares of the Company, either immediately or on a future date upon satisfaction of certain criteria or conditions. The Compensation Committee has the power to determine whether a recipient of a restricted stock award will have all of the rights of a shareholder of the Company, including the right to vote the restricted shares and the right to receive any dividends or other distributions paid with respect to the shares. Common Shares awarded may not be transferred or encumbered until the restrictions established by the Compensation Committee lapse.

  The Compensation Committee, in its discretion, will establish the criteria and conditions upon which participants will be entitled to receive restricted stock awards under the 1994 Incentive Plan. The Compensation Committee has not yet established the performance goal or goals which must be attained for vesting of restricted stock awards. Under the proposed tax regulations, performance-based compensation must be paid solely on the account of one or more pre-established objective performance goals. Such goals must be disclosed to and approved by shareholders prior to the time such compensation is awarded under the 1994 Incentive Plan. If the inclusion of such pre-established objective performance goals is required for a restricted stock award to qualify as performance-based compensation under Section 162(m) of the Code, the Company will consider whether to submit a proposed amendment to the 1994 Incentive Plan to shareholders at a subsequent meeting to satisfy such requirements.

  In the event of a participant's termination of employment prior to the lapse of applicable restrictions (other than due to death, disability or retirement), all shares as to which there still remain unlapsed restrictions shall be forfeited. Each restricted stock award will be evidenced by a written restricted stock award agreement containing provisions consistent with the 1994 Incentive Plan and such other provisions as the Compensation Committee deems appropriate.

  Stock Appreciation Rights. A SAR is a right to receive, in the future, all or a portion of the excess of the Fair Market Value of the Company's Common Shares, at the time the SAR is exercised, over a specified price not less than the Fair Market Value of the Company's Common Shares at the date of the grant. SARs may be granted in tandem with a previously or contemporaneously granted stock option, or separately from the grant of a stock option. SARs granted under the 1994 Incentive Plan may not be granted for a period less than one year nor more than ten years and will be exercisable in whole or in part, at such time or times and as determined by the Committee six months after the date of grant.

  Performance Units. A performance unit is a right to a future payment, either in cash or Common Shares, based upon the achievement of pre-established long-term performance objectives. The Compensation Committee may establish performance periods of from two to five years, and maximum and minimum performance targets during the period. The level of achievement of targets will determine what portion of value of a unit is awarded. Performance targets could include such measures as return on equity, return on assets, net income and other financial indicators of the Company's success. The Compensation Committee has not yet established the performance periods or goals for performance units. Under the proposed tax regulations, performance goals must be pre-established and disclosed to and approved by shareholders prior to the time such compensation is awarded. If the inclusion of such pre-established performance goals is required for a performance unit to qualify as performance based compensation under Section 162(m) of the Code, the Company will consider whether to submit a proposed amendment to the 1994 Incentive Plan to shareholders at a subsequent meeting to satisfy such requirements.

  In the event a participant holding a performance unit ceases to be employed prior to the end of the applicable performance period by reason of death, disability or retirement, such participant's units, to the extent earned, shall be payable at the end of the performance period. Upon any other termination of employment, participation terminates.

  Duration of the 1994 Incentive Plan. No award may be granted under the 1994 Incentive Plan after April 13, 2004.

  Awards Granted Under the 1994 Incentive Plan. Awards to be granted under the 1994 Incentive Plan during 1994 to all current Named Officers, all current executive officers as a group and all employees as a group cannot be determined at this time. Reference is made to the table entitled "Option/SAR Grants in Last Fiscal Year" under the heading "Executive Compensation" included above in this proxy statement, which sets forth the awards granted to Named Officers under the current Incentive Plan during 1993. The following table sets forth awards granted under the current Incentive Plan to all executive officers as a group and all employees of the Company as a group during 1993:

                                                              NUMBER OF EXERCISE
GROUP                                                          OPTIONS   PRICE
- -----                                                         --------- --------
All Executive Officer Group (10 persons).....................   86,500   $33.19
All Non-executive Officer Employee Group (101 persons).......  202,000   $33.19

  Provisions Relating to a "Change in Control" of the Company. Notwithstanding any other provision of the 1994 Incentive Plan, in the event of a "Change in Control" of the Company, the date upon which each award then outstanding under the 1994 Incentive Plan first becomes exercisable or vests, as the case may be, will automatically accelerate to the effective date of the

Change in Control. The Compensation Committee, as constituted before such Change in Control, is authorized, and has sole discretion, as to any award, either at the time such award is granted hereunder or any time thereafter, to take any one or more of the following actions: (a) provide for the exercise of any such award, for an amount of cash equal to the difference between the exercise price and the then fair market value of the Common Shares covered thereby had such award been currently exercisable; (b) provide for the vesting or termination of the restrictions on any such award; (c) make such adjustment to any such award then outstanding as the Compensation Committee deems appropriate to reflect such Change in Control; and (d) cause any such award then outstanding to be assumed, by the acquiring or surviving corporation, after such Change in Control.

  A "Change in Control" of the Company means the occurrence of any of the following events: (a) The occurrence of any "Distribution Date," as such term is defined in Section 3 of the Rights Agreement between the Company and Harris Trust and Savings Bank dated February 27, 1990, as such may be amended from time to time; (b) the merger or consolidation or reorganization of the Company into or with another corporation or other legal person (an "Acquiror") and as a result of such merger, consolidation or reorganization less than 50% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other person are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to such merger, consolidation or reorganization, other than the Acquiror or any corporation or other person controlling, controlled by or under common control with the Acquiror; (c) the sale by the Company of all or substantially all of its business and/or assets to an Acquiror, of which less than 50% of the outstanding voting securities or other capital interests are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to such sale, other than the Acquiror or any corporation or other person controlling, controlled by or under common control with the Acquiror; or (d) the election to the Board, without the recommendation or approval of the incumbent Board, of the lesser of (i) three Directors or (ii) Directors constituting a majority of the number of Directors of the Company then in office.

  Termination, Suspension or Modification. The Board or Compensation Committee may at any time terminate, suspend or modify the 1994 Incentive Plan without the authorization of shareholders to the extent allowed by law, including without limitation any rules issued by the Securities and Exchange Commission under Section 16 of the 1934 Act, insofar as shareholder approval thereof is not required in order for the 1994 Incentive Plan to continue to satisfy the requirements of Rule 16b-3 under the 1934 Act. No termination, suspension or modification of the 1994 Incentive Plan shall adversely affect any right acquired by any participant under an award granted before the date of such termination, suspension or modification, unless such participant shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided for therein does not adversely affect any such right.

  Tax Aspects of the 1994 Incentive Plan. The following discussion is intended to summarize briefly the general principles of Federal income tax law applicable to each award granted under the 1994 Incentive Plan. A recipient of an ISO will not recognize taxable income upon either the grant or exercise of the ISO. The option holder will recognize long-term capital gain or loss on a disposition of the Common Shares acquired upon exercise of an ISO, provided the option holder does not dispose of those Common Shares within two years from the date the ISO was granted or within one year after the Common Shares were transferred to such option holder (a "disqualifying disposition"). Currently, for regular Federal income tax purposes, long-term capital gain is taxed at a maximum rate of 28%, while ordinary income may be subject to a maximum rate of 39%. If the option holder satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of an ISO.

  As a general rule, if the option holder disposes of the Common Shares in a disqualifying disposition, the gain recognized will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the Common Shares on the date of exercise or the amount received for the Common Shares in the disqualifying disposition, and (b) the adjusted basis of the Common Shares, and the Company will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the option holder held the Common Shares prior to the disposition.

  The amount by which the fair market value of a Common Share at the time of exercise exceeds the exercise price will be included in the computation of such option holder's "alternative minimum taxable income" in the year the option holder exercises the ISO. Currently, the alternative minimum tax rate is 24%. If an option holder pays alternative minimum tax with respect to the exercise of an ISO, the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The option holder's basis in the Common Shares for purposes of the alternative minimum tax will be adjusted when income is included in alternative minimum taxable income.

  A recipient of a nonqualified stock option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an option holder will recognize ordinary income in the taxable year in which the option holder exercises the nonqualified stock option, in an amount equal to the excess of the fair market value of the Common Shares received upon exercise at the time of exercise of such an option over the exercise price of the option, and the Company will be allowed a deduction in that amount. Upon disposition of the Common Shares subject to the option, an option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the Common Shares were held prior to disposition, equal to the difference between the amount realized on disposition and the option holder's adjusted basis of the Common Shares subject to the option (which adjusted basis ordinarily is the fair market value of the Common Shares subject to the option on the date the option was exercised.)

  At the date of grant, the holder of an SAR will not be deemed to receive income, and the Company will not be entitled to a deduction. On the date of exercise, the holder of an SAR will realize ordinary income equal to the amount of cash or the market value of the Common Shares received on exercise. The Company will be entitled to a corresponding deduction with respect to ordinary income realized by the holder of an SAR, provided that the Company complies with applicable withholding tax requirements. Upon the vesting of restricted stock awards, the holder will realize ordinary income in an amount equal to the fair market value of the shares at that time.

VOTE REQUIRED FOR APPROVAL

  Approval of the 1994 Incentive Plan requires the affirmative vote of the holders of a majority of the Company's Common Shares present in person or represented by proxy at the Annual Meeting and entitled to vote. The Board of Directors recommends voting FOR approval of the 1994 Incentive Plan.

             INCLUSION OF SHAREHOLDER PROPOSALS IN PROXY MATERIALS

  Any holder of Common Shares who wishes to submit a proposal to be voted upon by shareholders at the 1995 annual meeting of the Company, and who wishes the proposal to be included in the Company's proxy materials, must submit the proposal to the Secretary of the Company by November 14, 1994. The notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. The notice must also include the nominating shareholder's name and address and the number of Common Shares beneficially owned by the shareholder. Any proposal submitted will also be subject to the rules of the Securities and Exchange Commission regarding shareholder proposals.

            COMPLIANCE WITH FORMS 3, 4 AND 5 REPORTING REQUIREMENTS

  Based solely upon a review of the Forms 3, 4 and 5 furnished to the Company pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, the Company is not aware of any director, officer or beneficial holder of 10% of its Common Shares that failed to file any such reports on a timely basis during 1993.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

  Attention is directed to the financial statements contained in the Company's Annual Report for the year ended December 31, 1993. A copy of the Annual Report has been sent, or is concurrently being sent, to all shareholders of record as of February 22, 1994.

                           AVAILABILITY OF FORM 10-K

  A copy of the Company's annual report for 1993 to the Securities and Exchange Commission on Form 10-K, without exhibits, will be provided without charge to any shareholder or beneficial owner of the Company's shares upon written request to Nina M. Rausch, Secretary, NIPSCO Industries, Inc., 5265 Hohman Avenue, Hammond, Indiana 46320.

                         INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen & Co. has been selected by the Board of Directors to serve as the Company's independent public accountants for the year 1994, as they have served for many years past. A representative of that firm will be present at the annual meeting and will be given an opportunity to make a statement if he so desires. The Company has been informed by the representative that he does not presently intend to make such a statement. The representative will also be available to respond to questions from shareholders.

                                 OTHER BUSINESS

  The Board of Directors does not intend to bring any other matters before the meeting and does not know of any matters which will be brought before the meeting by others. If any matters properly come before the meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.

  It is important that proxies be returned promptly. Therefore, shareholders are urged to vote, date, sign and return the enclosed proxy. No postage need be affixed if mailed in the United States,

                                       By Order of the Board of Directors

                                                      LOGO

                                                 Nina M. Rausch
                                                    Secretary

Dated: March 11, 1994

                                                                       EXHIBIT A

                            NIPSCO INDUSTRIES, INC.
                         1994 LONG-TERM INCENTIVE PLAN

  1. PURPOSE. The purpose of the NIPSCO Industries, Inc. 1994 Long-Term Incentive Plan (the "Plan") is to further the earnings of NIPSCO Industries, Inc. (the "Company") and its subsidiaries. The Plan provides long-term incentives to those officers and key executives who make substantial contributions by their ability, loyalty, industry and invention. The Company intends that the Plan will thereby facilitate securing, retaining, and motivating management employees of high caliber and potential.

  2. ADMINISTRATION. The Plan shall be administered by the Nominating and Compensation Committee ("Committee") of the Board of Directors of the Company ("Board"). The Committee shall be composed of not fewer than two members of the Board who are not employed by the Company. No member of the Committee may exercise discretion with respect to, or participate in, the administration of the Plan if, at any time, during the twelve-month period prior to such exercise or participation, he or she has been granted or awarded stock, restricted stock, stock options, stock appreciation rights or any other derivative security of the Company or an affiliate thereof under this Plan or any similar plan of the Company, except as permitted in Rule 16b-3(c)(2)(i)(A) through (D) under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Members of the Committee shall be subject to any additional restrictions necessary to satisfy the requirements for disinterested administration of the Plan as set forth in Rule 16b-3, as it may be amended from time to time. If at any time any member of the Committee does not satisfy such disinterested administration requirements, no awards shall be made under this Plan to any person until such time as all members of the Committee satisfy such requirements. Subject to the express provisions of the Plan, the Committee may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, determine the terms and provisions of awards to officers and other key executive employees under the Plan (which need not be identical) and make such other determinations as it deems necessary or advisable for the administration of the Plan. The decisions of the Committee under the Plan shall be conclusive and binding. No member of the Board or the Committee shall be liable for any action taken, or determination made, hereunder in good faith. Service on the Committee shall constitute service as director of the Company so that members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company pursuant to its by-laws.

  3. COMMON SHARES SUBJECT TO THE PLAN. (a) Subject to the provisions of
Section 3(b), the shares that may be issued, or may be the measure of stock appreciation rights granted, under the Plan shall not exceed in the aggregate 2,500,000 of the common shares without par value of the

Company (the "Common Shares"). Such shares may be authorized and unissued shares or treasury shares. Except as otherwise provided herein, any shares subject to an option or right which for any reason expires or is terminated, unexercised as to such shares, shall again be available under the Plan.

  (b) The number of shares of Common Shares subject to the Plan and to Options granted under the Plan shall be adjusted as follows: (i) in the event that the number of outstanding shares of Common Shares is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to awards previously granted thereunder shall be proportionately adjusted,
(ii) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted on an equitable basis as determined by the Board of Directors, in its sole discretion, for each share of Common Shares then subject to the Plan and for each share of Common Shares then subject to an award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which the holders of Common Shares of the Company are entitled pursuant to the transaction, and (iii) in the event of any other change in the capitalization of the Company, the Committee, in its sole discretion, shall provide for an equitable adjustment in the number of shares of Common Shares then subject to the Plan and to each share of Common Shares then subject to an award granted under the Plan.

  4. PARTICIPANTS. Persons eligible to participate shall be limited to those officers and other key executive employees of the Company and its subsidiaries who are in positions in which their decisions, actions and counsel significantly impact upon profitability. Directors who are not otherwise officers or employees shall not be eligible to participate in the Plan.

  5. AWARDS UNDER THE PLAN. Awards under the Plan may be in the form of stock options (both options designed to satisfy statutory requirements necessary to receive favorable tax treatment pursuant to any present or future legislation and options not designed to so qualify), incentive stock options, stock appreciation rights, performance units or shares, and restricted shares or such combinations of the above as the Committee may in its discretion deem appropriate.

  6. SECTION 162(M) LIMITATIONS. Subject to Section 3(b) of the Plan, the maximum number of Options granted to any person who qualifies as an executive officer named from time to time in the summary compensation table in the Company's annual meeting proxy statement and who is employed by the Company on the last day of the taxable year (the "SCT Executives") shall be 25,000 options to purchase Common Shares per year and 250,000 options to purchase Common Shares during the term of the Plan. The maximum number of restricted stock awards granted to any SCT Executive shall be 25,000 shares per year, provided, however, that no more than 25,000 shares of restricted stock may be awarded in any three-year period and that the maximum number of shares of restricted stock granted to any SCT Executive during the term of the Plan shall be 75,000.

  7. NONQUALIFIED STOCK OPTIONS. Options shall be evidenced by stock option agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

    (A) OPTION PRICE. The purchase price per share deliverable upon the exercise of an option shall not be less than 100% of the fair market value of the share on the day the option is granted, as determined by the Committee. Fair market value shall be the average of the high and low prices on the New York Stock Exchange Composite Transactions on the date of the grant.

    (B) EXERCISE OF OPTION. Each stock option agreement shall state the period or periods of time within which the option may be exercised by the optionee, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that the option exercise period shall not commence earlier than six months after the date of the grant of the option nor end later than ten years after the date of the grant of the option. The Committee shall have the power to permit in its discretion an acceleration of the previously determined exercise terms, within the terms of the Plan, under such circumstances and upon such terms and conditions as it deems appropriate.

    (C) PAYMENT FOR SHARES. Except as otherwise provided in the Plan or in any option agreement, the optionee shall pay the purchase price of the Common Shares upon exercise of any option (i) in cash, (ii) in cash received from a broker-dealer to whom the optionee has submitted an exercise notice consisting of a fully endorsed option (however, in the case of an optionee subject to Section 16 of the 1934 Act, this payment option shall only be available to the extent such insider complies with Regulation T issued by the Federal Reserve Board), (iii) by delivering Common Shares having an aggregate fair market value on the date of exercise equal to the option exercise price, (iv) by directing the Company to withhold such number of Common Shares otherwise issuable upon exercise of such option having an aggregate fair market value on the date of exercise equal to the option exercise price, (v) by such other medium of payment as the Committee, in its discretion, shall authorize at the time of grant, or (vi) by any combination of (i), (ii), (iii), (iv) and (v). In the case of an election pursuant to (i) or (ii) above, cash shall mean cash or a check issued by a federally insured bank or savings and loan, and made payable to NIPSCO Industries, Inc. In the case of payment pursuant to (ii), (iii) or
  (iv) above, the optionee's election must be made on or prior to the date of exercise and shall be irrevocable. In the case of an optionee who is subject to Section 16 of the 1934 Act and who elects payment pursuant to
  (iv) above, the election must be made in writing either (A) within the ten
  (10) business days beginning on the third business day following release of the Company's quarterly or annual summary consolidated statements of earnings and ending on the twelfth business day following such day, or (B) at least six (6) months prior to the date of exercise of such option. In lieu of a separate election governing each exercise of an option, an optionee may file a blanket election with the Committee which shall govern all future exercises of options until revoked by the optionee. The Company shall issue, in the name of the optionee, stock certificates representing the total number of Common Shares issuable pursuant to the exercise of any option as soon as reasonably practicable after such exercise, provided that any Common Shares purchased by an optionee through a broker-dealer pursuant to clause (ii) above shall be delivered to such broker-dealer in accordance with 12 C.F.R. (S) 220.3(e)(4) or other applicable provision of law.

    (D) TRANSFERABILITY. Each stock option agreement shall provide that it is not transferable by the optionee otherwise than by will or the laws of descent or distribution.

    (E) RIGHTS UPON TERMINATION OF EMPLOYMENT. In the event that an optionee ceases to be an employee for any cause other than death, disability or retirement, the optionee shall have the right to exercise the option during its term within a period of thirty days after such termination to the extent that the option was exercisable at the date of such termination of employment, or during such other period and subject to such terms as may be determined by the Committee. In the event that an optionee dies, retires, or becomes disabled prior to termination of his option without having fully exercised his option, the optionee or his successor shall have the right to exercise the option during its term within a period of three years after the date of such termination due to death, disability or retirement, to the extent that the option was exercisable at the date of termination due to death, disability or retirement, or during such other period and subject to such terms as may be determined by the Committee. For purposes of this Plan, the term "disability" shall mean disability as defined in the Company's Long-Term Disability Plan. The Committee, in its sole discretion, shall determine the date of any disability. The term "retirement" shall mean retirement as defined in the Company's pension plan.

  8. INCENTIVE STOCK OPTIONS. Incentive stock options shall be evidenced by stock option agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

    (A) OPTION PRICE. Except as otherwise provided in Section 8(b), the purchase price per share of stock deliverable upon the exercise of an incentive stock option shall not be less than 100% of the fair market value of the stock on the day the option is granted, as determined by the Committee.

    (B) EXERCISE OF OPTION. Each stock option agreement shall state the period or periods of time within which the option may be exercised by the optionee, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that the option period shall not commence earlier than six months after the date of the grant of the option nor end later than ten years after the date of the grant of the option. The aggregate fair market value (determined with respect to each incentive stock option at the time of grant) of the Common Shares with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year (under all incentive stock option plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000. If the aggregate fair market value (determined at the time of grant) of the Common Shares subject to an option, which first becomes exercisable in any calendar year exceeds the limitation of this Section 8(b), so much of the option that does not exceed the applicable dollar limit shall be an incentive stock option and the remainder shall be a nonqualified stock option; but in all other respects, the original option agreement shall remain in full force and effect. As used in this Section 8, the words "parent" and "subsidiary" shall have the meanings given to them in Section 425(e) and 425(f) of the Internal Revenue Code. Notwithstanding anything herein to the contrary, if an incentive stock option is granted to an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, within the meaning of Section 422(b)(6) of the Internal Revenue Code, (i) the purchase price of each common share subject to the incentive stock option shall be not less than one hundred ten percent (110%) of the fair market value of the Common Shares on the date the incentive stock option is granted, and (ii) the incentive stock option shall expire and all rights to purchase shares thereunder shall cease no later than the fifth anniversary of the date the incentive stock option was granted.

    (C) PAYMENT FOR SHARES. Except as otherwise provided in the Plan or in any option agreement, the optionee shall pay the purchase price of the Common Shares upon exercise of any option (i) in cash, (ii) in cash received from a broker-dealer to whom the optionee has submitted an exercise notice consisting of a fully endorsed option (however, in the case of an optionee subject to Section 16 of the 1934 Act, this payment option shall only be available to the extent such insider complies with Regulation T issued by the Federal Reserve Board), (iii) by delivering Common Shares having an aggregate fair market value on the date of exercise equal to the option exercise price, (iv) by directing the Company to withhold such number of Common Shares otherwise issuable upon exercise of such option having an aggregate fair market value on the date of exercise equal to the option exercise price, (v) by such other medium of payment as the Committee, in its discretion, shall authorize at the time of grant, or (vi) by any combination of (i), (ii), (iii), (iv) and (v). In the case of an election pursuant to (i) or (ii) above, cash shall mean cash or a check issued by a federally insured bank or savings and loan, and made payable to NIPSCO Industries, Inc. In the case of payment pursuant to (ii), (iii) or
  (iv) above, the optionee's election must be made on or prior to the date of exercise and shall be irrevocable. In the case of an optionee who is subject to Section 16 of the 1934 Act and who elects payment pursuant to
  (iv) above, the election must be made in writing either (A) within the ten (10) business days beginning on the third business day following release of the

  Company's quarterly or annual summary consolidated statements of earnings and ending on the twelfth business day following such day, or (B) at least six (6) months prior to the date of exercise of such option. In lieu of a separate election governing each exercise of an option, an optionee may file a blanket election with the Committee which shall govern all future exercises of options until revoked by the optionee. The Company shall issue, in the name of the optionee, stock certificates representing the total number of Common Shares issuable pursuant to the exercise of any option as soon as reasonably practicable after such exercise, provided that any Common Shares purchased by an optionee through a broker-dealer pursuant to clause (ii) above shall be delivered to such broker-dealer in accordance with 12 C.F.R. (S) 220.3(e)(4) or other applicable provision of law.

    (D) TRANSFERABILITY. Each stock option agreement shall provide that it is not transferable by the optionee otherwise than by will or the laws of descent or distribution.

    (E) RIGHTS UPON TERMINATION OF EMPLOYMENT. In the event that an optionee ceases to be an employee for any cause other than death, disability or retirement, the optionee shall have the right to exercise the option during its term within a period of thirty days after such termination to the extent that the option was exercisable at the date of such termination of employment, or during such other period and subject to such terms as may be determined by the Committee. In the event that an optionee dies, retires, or becomes disabled prior to termination of his option without having fully exercised his option, the optionee or his successor shall have the right to exercise the option during its term within a period of three years after the date of such termination due to death, disability or retirement, to the extent that the option was exercisable at the date of termination due to death, disability or retirement, or during such other period and subject to such terms as may be determined by the Committee. Notwithstanding the foregoing, in accordance with Section 422 of the Internal Revenue Code, if an incentive stock option is exercised more than ninety days after termination of employment, that portion of the option exercised after such date shall automatically be a nonqualified stock option, but in all other respects, the original option agreement shall remain in full force and effect.

The provisions of this section 8 shall be construed and applied, and (subject to the limitations of section 20) shall be amended from time to time so as to comply with Section 422 or its successors of the Internal Revenue Code and Regulations issued thereunder.

  9. STOCK APPRECIATION RIGHTS. Stock appreciation rights shall be evidenced by stock appreciation right agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

    (A) AWARD. A stock appreciation right shall entitle the grantee to receive upon exercise the excess of (i) the fair market value of a specified number of shares of the Company Common

  Shares at the time of exercise over (ii) a specified price which shall not be less than 100% of the fair market value of the shares at the time the appreciation right was granted, or, if connected with a previously issued stock option, not less than 100% of the fair market value of the shares at the time such option was granted. A stock appreciation right may be granted in connection with all of any portion of a previously or contemporaneously granted stock option or not in connection with a stock option.

    (B) TERM. Stock appreciation rights shall be granted for a period of not less than one year nor more than ten years, and shall be exercisable in whole or in part, at such time or times and subject to such other terms and conditions as shall be prescribed by the Committee at the time of grant, subject to the following:

      (i) No stock appreciation right shall be exercisable in whole or in part, during the six-month period starting with the date of grant; and

      (ii) Stock appreciation rights will be exercisable only during a grantee's employment except that in the discretion of the Committee a stock appreciation right may be made exercisable for up to thirty days after the grantee's employment is terminated for any reason other than death, disability or retirement. In the event that a grantee dies, retires, or becomes disabled without having fully exercised his stock appreciation rights, the grantee or his successor shall have the right to exercise the stock appreciation rights during their term within a period of three years after the date of such termination due to death, disability or retirement to the extent that the right was exercisable at the date of such termination, or during such other period and subject to such terms as may be determined by the Committee.

      The Committee shall have the power to permit in its discretion an acceleration of previously determined exercise terms, within the terms of the Plan, under such circumstances and upon such terms and conditions as it deems appropriate.

    (C) PAYMENT. Upon exercise of a stock appreciation right, payment shall be made in cash, in the form of Common Shares at Fair Market Value, or in a combination thereof, as the Committee may determine.

  10. PERFORMANCE UNITS. Performance Units ("Units") shall be evidenced by performance unit agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

    (A) PERFORMANCE PERIOD. At the time of award, the Committee shall establish with respect to each unit award a performance period of not less than two, nor more than five years.

    (B) VALUATION OF UNITS. At the time of award, the Committee shall establish with respect to each such award a value for each Unit which shall not thereafter change, or which may vary thereafter determinable from criteria specified by the Committee at the time of award.

    (C) PERFORMANCE TARGETS. At the time of award, the Committee shall establish maximum and minimum performance targets to be achieved with respect to each award during the performance period. The participant shall be entitled to payment with respect to all Units awarded if the maximum target is achieved during the performance period, but shall be entitled to payment with respect to a portion of the Units awarded according to the level of achievement of performance targets, as specified by the Committee, for performance during the performance period which meets or exceeds the minimum target but fails to meet the maximum target.

    The performance targets established shall relate to corporate, division, or unit performance and may be established in terms of growth in gross revenue, earnings per share, ratio of earnings to shareholders' equity or to total assets or such other performance standards as determined by the Committee in its discretion. Multiple targets may be used and may have the same or different weighting, and they may relate to absolute performance or relative performance as measured against other institutions or divisions or units thereof.

    (D) ADJUSTMENTS. At any time prior to payment of the Units, the Committee may adjust previously established performance targets and other terms and conditions, including the corporation's, or division's or unit's financial performance for Plan purposes, to reflect major unforeseen events such as changes in laws, regulations or accounting practices, mergers, acquisitions or divestitures or extraordinary, unusual or non-recurring items or events.

    (E) PAYMENTS OF UNITS. Following the conclusion of each performance period, the Committee shall determine the extent to which performance targets have been attained for such period as well as the other terms and conditions established by the Committee. The Committee shall determine what, if any, payment is due on the Units. Payment shall be made in cash, in the form of Common Shares at Fair Market Value, or in a combination thereof, as the Committee may determine.

    (F) TERMINATION OF EMPLOYMENT. In the event that a participant holding a Unit award ceases to be an employee prior to the end of the applicable performance period by reason of death, disability or retirement, his Units, to the extent earned under the applicable performance targets, shall be payable at the end of the performance period in proportion to the active service of the participant during the performance period, as determined by the Committee. Upon any other termination of employment, participation shall terminate forthwith and all outstanding Units held by the participant shall be cancelled.

    (G) OTHER TERMS. The unit agreements shall contain such other terms and provisions and conditions not inconsistent with this Plan as shall be determined by the Committee.

  11. RESTRICTED STOCK AWARDS. Restricted Stock Awards under the Plan shall be in the form of Common Shares of the Company, restricted as to transfer and subject to forfeiture, and shall be evidenced by restricted stock agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

      (A) RESTRICTION PERIOD. Shares awarded pursuant to this Plan shall be subject to such terms, conditions, and restrictions, including without limitation: prohibitions against transfer, substantial risks of forfeiture, attainment of performance objectives and repurchase by the corporation or right of first refusal, and for such period or periods as shall be determined by the Committee at the time of grant. The Committee shall have the power to permit in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the shares awarded to a participant.

      (B) RESTRICTIONS UPON TRANSFER. Shares awarded, and the right to vote such shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, except as herein provided, during the restriction period applicable to such shares. Subject to the foregoing, and except as otherwise provided in the Plan, the participant shall have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote such shares.

      (C) CERTIFICATES. Each certificate issued in respect of shares awarded to a participant shall be deposited with the Company, or its designee, and shall bear the following legend:

      "This certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the NIPSCO Industries, Inc. 1994 Long-Term Incentive Plan and an Agreement entered into by the registered owner. Release from such terms and conditions shall obtain only in accordance with the provisions of the Plan and Agreement, a copy of each of which is on file in the office of the Secretary of said Company."

    (D) LAPSE OF RESTRICTIONS. The Agreement shall specify the terms and conditions upon which any restrictions upon shares awarded under the Plan shall lapse, as determined by the Committee. Upon the lapse of such restrictions, Common Shares, free of the foregoing restrictive legend, shall be issued to the participant or his legal representative.

    (E) TERMINATION PRIOR TO LAPSE OF RESTRICTIONS. In the event of a participant's termination of employment, other than due to death, disability or retirement, prior to the lapse of restrictions applicable to any shares awarded to such participant, all shares as to which there still remains unlapsed restrictions shall be forfeited by such participant without payment of any consideration to the participant, and neither the participant nor any successors, heirs, assigns, or personal representatives of such participant shall thereafter have any further rights or interest in such shares or certificates.

  12. SUPPLEMENTAL CASH PAYMENTS. Subject to the Company's discretion, stock option, incentive stock option, stock appreciation right, performance unit or restricted stock agreements may provide for the payment of a supplemental cash payment to a participant promptly after the exercise of an option or stock appreciation right, or, at the time of payment of a performance unit or at the end of a restriction period of a restricted stock award. Supplemental cash payments shall be subject to such terms and conditions as shall be provided by the Committee at the time of grant, provided that in no event shall the amount of each payment exceed:

    (a) In the case of an option, the excess of the fair market value of a common share on the date of exercise over the option price multiplied by the number of shares for which such option is exercised, or

    (b) In the case of a stock appreciation right, performance unit or restricted stock award, the value of the shares and other consideration issued in payment of such award.

  13. GENERAL RESTRICTIONS. Each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Common Shares subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an award with respect to the disposition of Common Shares, is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of Common Shares thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained, free of any conditions not acceptable to the Committee.

  14. RIGHTS AS A SHAREHOLDER. The recipient of any award under the Plan, unless otherwise provided by the Plan, shall have no rights as a shareholder with respect thereto unless and until certificates for shares are issued to him.

  15. EMPLOYMENT RIGHTS. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in employment or affect any right which his employer may have to terminate the employment of such participant.

  16. TAX-WITHHOLDING. Whenever the Company proposes or is required to issue or transfer Common Shares to a participant under the Plan, the Company shall have the right to require the participant to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. If such certificates have been delivered prior to the time a withholding obligation arises, the Company shall have the right to require the participant to remit to the Company an amount sufficient to satisfy all federal, state or local withholding tax requirements at the time such obligation arises and to withhold from other amounts payable to the participant, as compensation or otherwise, as necessary. Whenever payments under the Plan are to be made to a participant in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements. In lieu of requiring a participant to make a payment to the Company in an amount related to the withholding tax requirement, the Committee may, in its discretion, provide that at the participant's election, the tax withholding obligation shall be satisfied by the Company's withholding a portion of the shares otherwise distributable to the participant, such shares being valued at their fair market value at the date of exercise, or by the participant's delivering to the Company a portion of the shares previously delivered by the Company, such shares being valued at their fair market value as of the date of delivery of such shares by the participant to the Company. For this purpose, the amount of required withholding shall be a specified rate not less than the statutory minimum federal and state withholding rate and not greater than the maximum federal, state and local (if any) marginal tax rate applicable to the participant and to the particular transaction. Notwithstanding any provision of the Plan to the contrary, a participant's election pursuant to the preceding sentences (a) must be made on or prior to the date as of which income is realized by the recipient in connection with the particular exercise transaction, (b) must be irrevocable, and (c) if the election is made by a participant who is subject to Section 16 of the 1934 Act, must be made in writing either (A) within the ten (10) business days beginning on the third business day following the release of the Company's quarterly or annual summary consolidated statements of earnings and ending on the twelfth business day following such day, or (B) at least six (6) months prior to the effective date of the particular exercise transaction. In lieu of a separate election on each effective date of each exercise transaction, a participant may file a blanket election with the Committee which shall govern all future exercise transactions until revoked by the participant.

  17. CHANGE IN CONTROL. (a) Effect of Change in Control. Notwithstanding any of the provisions of the Plan or any agreement evidencing awards granted hereunder, upon a Change in Control of the Company (as defined in Section 17(b)) all outstanding awards shall become fully exercisable and all restrictions thereon shall terminate in order that participants may fully realize the benefits thereunder. Further, the Committee, as constituted before such Change in Control, is authorized, and has sole discretion, as to any award, either at the time such award is granted hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the exercise of any such award for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the Common Shares covered thereby had such award been currently exercisable; (ii) provide for the vesting or termination of the restrictions on any such award; (iii) make such adjustment to any such award then outstanding as the Committee deems appropriate to reflect such Change in Control; and (iv) cause any such award then outstanding to be assumed, by the acquiring or surviving corporation, after such Change in Control.

  (b) Definition of Change in Control. The term "Change in Control" shall mean the occurrence, at any time during the specified term of an Option granted under the Plan, of any of the following events:

    (i) The occurrence of any "Distribution Date," as such term is defined in
  Section 3 of the Rights Agreement between the Company and Harris Trust and Savings Bank dated February 27, 1990, as such may be amended from time to time;

    (ii) The Company is merged or consolidated or reorganized into or with another corporation or other legal person (an "Acquiror") and as a result of such merger, consolidation or reorganization less than 50% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other person are owned in the aggregate by the shareholders of the Company, directly or indirectly, immediately prior to such merger, consolidation or reorganization, other than the Acquiror or any corporation or other person controlling, controlled by or under common control with the Acquiror;

    (iii) The Company sells all or substantially all of its business and/or assets to an Acquiror, of which less than 50% of the outstanding voting securities or other capital interests are owned in the aggregate by the shareholders of the Company, directly or indirectly, immediately prior to such sale, other than the Acquiror or any corporation or other person controlling, controlled by or under common control with the Acquiror; or

    (iv) The election to the Board, without the recommendation or approval of the incumbent Board, of the lesser of (i) three Directors or (ii) Directors constituting a majority of the number of Directors of the Company then in office.

  18. AMENDMENT OR TERMINATION. The Board or the Committee may at any time terminate, suspend or modify the Plan without the authorization of shareholders to the extent allowed by law, including without limitation any rules issued by the Securities and Exchange Commission under Section 16 of the 1934 Act, insofar as shareholder approval thereof is not required in order for the Plan to continue to satisfy the requirements of Rule 16b-3 under the 1934 Act. No termination, suspension or modification of the Plan shall adversely affect any right acquired by any participant under an award granted before the date of such termination, suspension or modification, unless such participant shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided for herein does not adversely affect any such right.

  19. EFFECT ON OTHER PLANS. Unless otherwise specifically provided, participation in this Plan shall not preclude an employee's eligibility to participate in any other benefit or incentive plan and any awards made pursuant to this Plan shall not be considered as compensation in determining the benefits provided under any other plan.

  20. DURATION OF THE PLAN. The Plan shall remain in effect until all awards under the Plan have been satisfied by the issuance of shares or the payment of cash, but no award shall be granted more than ten years after the date the Plan is approved by the shareholders, which shall be its effective date of adoption.

                                            NIPSCO INDUSTRIES, INC.
- -------------------------------------------------------------------------------

        OFFICERS                                      NOTICE OF ANNUAL
                                                      MEETING AND
        Gary L. Neale
         Chairman President and                       PROXY STATEMENT
         Chief Executive Officer

        Stephen P. Adik                               1994
          Executive Vice President,
          Chief Financial Officer, and
          Treasurer

        Patrick J. Mulchay
          Executive Vice President,
          Chief Operating Officer,
          Electric

        Jeffrey W. Yundt
          Executive Vice President,
          Chief Operating Officer,
          Gas

        Owen C. Johnson
          Vice President,
          Human Resources

        David A. Kelly
          Vice President,
          Real Estate and Taxes

        Jerry M. Springer
          Controller

        Dennis E. Senchak
          Assistant Treasurer

        Nina M. Rausch
          Secretary







    NIPSCO INDUSTRIES, INC.
    5265 Hohman Avenue
    Hammond, Indiana 46320-1775                                  [NIPSCO LOGO]

- -------------------------------------------------------------------------------

PROXY                                                                      PROXY
                            NIPSCO INDUSTRIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS, APRIL 13, 1994

The undersigned hereby appoints Gary L. Neale, Stephen P. Adik and Jerry M. Springer, or any of them, the attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned to represent and vote the shares of the undersigned at the Annual Meeting of Shareholders of the Company, to be held at the Century Center, 120 South St. Joseph Street, South Bend, Indiana, on Wednesday, April 13, 1994, at 10 a.m., EST, and at any adjournment or adjournments thereof, in accordance with the Notice and Proxy Statement received upon the matters set forth on the reverse hereof.

UNLESS A CONTRARY POSITION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" APPROVAL OF THE 1994 LONG-TERM INCENTIVE PLAN.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" APPROVAL OF THE LONG-TERM INCENTIVE PLAN.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

- --------------------------------------------------------------------------------

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

- --------------------------------------------------------------------------------

                                    FOR  WITHHOLD  FOR ALL
1. ELECTION OF DIRECTORS--          / /    / /       / /
   Nominees: Arthur J. Decio,
   Gary L. Neale and                (Except Nominee(s) written below)
   Robert J. Welsh, Jr.
                                    ____________________________________________


                                    FOR  AGAINST   ABSTAIN
2. Approval of the NIPSCO           / /    / /       / /
   Industries, Inc. 1994
   Long-Term Incentive Plan.


                                    3. Transacting such other business as may
                                       properly come before the meeting or any
                                       adjournment or adjournments thereof.


                  IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON,
                  PLEASE INDICATE THE NUMBER OF SHAREHOLDER(S)         [  ]
                  ATTENDING IN THE FOLLOWING BOX:

                                          Dated: _________________________, 1994

                  Signature(s) _________________________________________________

                  ______________________________________________________________
                  Please sign exactly as name appears hereon. Joint owners
                    should each sign. Where applicable, indicate official
                      position or representative capacity.


     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

- --------------------------------------------------------------------------------